EXHIBIT 10.1

SEPARATION AGREEMENT

AGREEMENT (the “Agreement”), dated as of March 13, 2009 between CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, the “Company”), and Daniel G. Hickey, Jr. (the “Executive”).

W I T N E S S E T H:

WHEREAS Executive and the Company are currently parties to an Employment Agreement;

WHEREAS Executive and the Company have agreed that Executive will resign from the Company as of the Resignation Date; and

WHEREAS the parties wish to document the terms and conditions pertaining to the resignation;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Definitions.

The capitalized terms used herein shall have the following meanings:

“Agreement” shall mean this Separation Agreement, together with Exhibit A.

“Board of Directors” shall mean the board of directors or other governing body of Company, and from time to time the boards of directors, or other governing bodies, of the Company Subsidiaries.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Subsidiaries” shall mean all the Company’s subsidiary companies and affiliates, collectively, including but not limited to, Twin Bridges (Bermuda), Ltd., CRM USA Holdings Inc., Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, LLC, Compensation Risk Claims Services, LLC, Embarcadero Insurance Holdings, Inc., Majestic Insurance Company, Great Western Insurance Services, Inc. and Redhorse Insurance Company.

“Company” shall mean CRM Holdings, Ltd., together with its successors and assigns.

“Competition” shall have the meaning ascribed to it in Section 4(d)(ii). “Confidential Information” shall have the meaning ascribed to it in Section 4(a)(ii).

“Covenant Term” shall have the meaning ascribed to it in Section 4.

“Employment Agreement” shall mean the employment agreement entered into between the Company and Executive dated November 3, 2005.

“Executive” shall mean Daniel G. Hickey, Jr.

“Proceeding” shall have the meaning ascribed to it in Section 3(d)(iii)(A).

“Release” shall mean the release executed by Executive of even date herewith, in the form of Exhibit A.

“Releasees” shall have the meaning ascribed to it in the Release.

“Resignation Date” shall be March 13, 2009.

“Restrictive Covenants” shall the meaning ascribed to it in Section 4.

2. Resignation.

(a) Executive hereby resigns from each of the following positions effective as of the Resignation Date: (i) Chief Executive Officer of the Company; (ii) Chief Executive Officer of each of the Company Subsidiaries; (iii) member of the Board of Directors of the Company and all Company Subsidiaries; and (iv) all other positions Executive holds by reason of or in connection with his employment by the Company.

(b) During the initial 6 months after the Resignation Date, Executive shall provide reasonable assistance to the Company with regard to transition issues and make himself reasonably available during regular business hours to confer on Company business matters; provided, however, that (i) Executive shall not be required to assist or confer if and to the extent such activities interfere with his then current professional or business activities; and (ii) Executive shall be reimbursed by the Company on an after-tax basis for all expenses reasonably incurred in any given month in connection with such activities for the Company; provided, however, that any expenses in an amount exceeding one-thousand ($1,000) dollars that are incurred, or reasonably estimated to be incurred, must be pre-approved by the Company.

(c) Executive hereby agrees to execute and deliver any and all further documentation and take all such other action reasonably requested by the Company to evidence and effect the resignations contemplated by this Agreement. Executive hereby further agrees that the Employment Agreement is hereby terminated as of the Resignation Date and from and after the Resignation Date, the Employment Agreement shall have no further force or effect.

3. Payments.

In consideration for Executive entering into this Agreement and executing the Release, the Company agrees that the Company shall provide Executive with the following payments and benefits, all of which are expressly conditioned on Executive’s ongoing compliance with the Restrictive Covenants:

(a) Cash Severance Payment. The Company shall pay to Executive payments in the aggregate gross amount of three million three hundred thousand dollars ($3,300,000) in three payments as follows: (i) a payment in the gross amount of one million five hundred thousand dollars ($1,500,000) payable six months and one day after the Resignation Date; (ii) a further payment in the gross amount of one million five hundred thousand dollars ($1,500,000) payable twelve months after the Termination Date; and (iii) a payment in the gross amount of three hundred thousand dollars ($300,000) payable thirty months after the Resignation Date.

(b) Welfare Benefits Continuation. To the extent permitted under the terms of such plans, Executive and his family shall be entitled to continued participation in all medical, health and life insurance plans at the same benefit level at which Executive and his family were participating on the Resignation Date until the earlier of (A) the third anniversary of the Resignation Date, or (B) the date, or dates, Executive receives substantially similar coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis). To the extent permitted under the terms of such plans, such coverage shall be determined as if Executive had continued to be an active employee of the Company, and the Company shall continue to pay the costs of such coverage under such plans on the same basis as is applicable to active employees covered thereunder. At the Company’s option, Executive’s rights under this Section 3(b) may be conditioned upon Executive’s election of continued coverage in accordance with COBRA either (a) as of the Resignation Date in the event that Executive may not remain an active participant under the terms of the Company’s medical and health plans, in which event the Company shall subsidize such coverage to the same extent it subsidizes coverage for active employees of the Company, or (b) as of eighteen months after the Resignation Date.

(c) Vesting of Restricted Stock. Any and all restrictions with respect to restricted stock granted to Executive on January 16, 2008 shall be removed effective as of the Resignation Date and such stock shall be distributed to Executive in accordance with the terms of such grant.

(d) Other Benefits. Executive shall be entitled to receive such other benefits as follows:

(i) Executive shall receive any and all benefits accrued under any deferred compensation or qualified or non-qualified pension plan in which he currently participates (other than any severance plan) in accordance with, and subject to, the terms thereof; provided that no such deferred compensation or non-qualified pension benefits shall be paid prior to the first date on which they would not be subject to the imposition of any excise tax pursuant to Section 409A of the Code.

(ii) Executive shall be paid any (A) base salary (at the rate of salary in effect immediately prior to the Resignation Date) to the extent earned but unpaid as of the Resignation Date, (B) accrued but untaken vacation (not to exceed five weeks of such vacation), and (C) reasonable business and fringe benefit expenses incurred by him prior to the Resignation Date in accordance with Company policy in effect on the Resignation Date which have not yet been reimbursed. Such payments shall be made in accordance with the Company’s standard payroll and expense reimbursement practices.

(iii) Executive shall be reimbursed by the Company in an amount not to exceed five thousand ($5,000) dollars for attorney’s fees incurred in connection with the negotiation of this Agreement.

(iv) Executive may retain the used office furniture and related furnishings in his office.

(v) Indemnification.

(A) Company Indemnity. The Company agrees that if Executive is at any time made a party, or is threatened to be made a party, to any third-party action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he was a director, officer or employee of the Company or was serving at the Company’s request as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, and including Proceedings arising from or relating to Executive’s resignation and his execution of this Agreement, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s bye-laws or resolutions of the Board of Directors or, if greater, by the laws of the State of New York, against all cost, expense, liability and loss (including, without limitation, reasonable attorney’s fees, judgments, fines, interest on same, if any, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 3(d)(v)(A) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(B) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent and for as long as the Company provides such coverage for its executive officers.

(e) Except as explicitly provided in this Section 3, Executive shall not be entitled to receive any compensation, other payments, or benefits of any kind from the Company, any of the Company Subsidiaries or their respective affiliates.

4. Disclosure; Restrictive Covenants Against Competition and Solicitation.

Executive and Company hereby acknowledge and agree that for a period of three years beginning on the Resignation Date (“Covenant Term”), or as otherwise specified in this Agreement, Executive and Company shall continue to be bound by the following restrictive covenants and other provisions (collectively referred to as the “Restrictive Covenants”):

(a) Confidentiality.

(i) During the Covenant Term and at all times thereafter, Executive shall not disclose to anyone or make use of any Confidential Information, except when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company and the Company Subsidiaries or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.

(ii) For purposes of this Agreement, “Confidential Information” shall mean all information concerning the business of the Company, the Company Subsidiaries and their respective affiliates relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company that is not proprietary information of the Company or the Company Subsidiaries or their respective affiliates. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be known or available to the public.

(b) Litigation Cooperation. During the Covenant Term and at all times thereafter, Executive agrees to cooperate reasonably with the Company, Company Subsidiaries and their respective affiliates by making himself reasonably available to testify on behalf of the Company, Company Subsidiaries and their respective affiliates in any action, suit, proceeding, or investigation, whether civil, criminal, administrative, or otherwise, and to assist the Company, Company Subsidiaries and their respective affiliates, in any such action, suit, proceeding, or investigation, by providing information and documents and meeting and consulting with the Board of Directors or its representatives or counsel, or representatives or counsel to the Company, Company Subsidiaries and their respective affiliates, as reasonably requested. The Company agrees to reimburse Executive for all expenses reasonably incurred in connection with his provision of testimony or assistance; provided, however, that any expenses in an amount exceeding one-thousand ($1,000) dollars that are incurred, or reasonably estimated to be incurred, must be pre-approved by the Company.

(c) Non-Disparagement. During the Covenant Term, Executive agrees that he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, Company Subsidiaries or their respective affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that it will direct its directors and executive officers that, during the Covenant Term, they should not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive, his business or reputation. However, nothing in this Agreement shall preclude either of Executive or the Company from making truthful statements or disclosures required by applicable law, regulation or legal process or made in connection with an investigation by any governmental or regulatory authority, the Company, or any Company Subsidiary.

(d) Non-competition.

(i) During the Covenant Term, Executive shall not engage in Competition with the Company or any of the Company Subsidiaries or their respective affiliates.

(ii) “Competition” shall mean engaging in any activity relating to the establishment of or provision of services to or in connection with any self insured workers compensation group plan operating within the State of California, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise.

(e) Non-solicitation.

(i) During the period beginning on the Resignation Date and ending on the second anniversary thereof, Executive shall not solicit, induce or encourage employees of the Company or any of the Company Subsidiaries or their respective affiliates to terminate their employment or to violate any agreement with any of them.

(ii) During the Covenant Term, Executive shall not solicit, induce or encourage any customers, brokers or agents of the Company, the Company’s Subsidiaries or their respective affiliates, or any corporation, limited liability company, partnership, limited partnership, sole proprietorship, joint venture or any other entity in a joint venture relationship (directly or indirectly) with the Company, the Company’s Subsidiaries or their respective affiliates, to terminate or diminish its relationship with the Company, the Company’s Subsidiaries or their respective affiliates or to violate any agreement with any of them.

(iii) During the period beginning on the Resignation Date and ending on the second anniversary thereof, Executive shall not, either directly or through any employee, agent or representative, hire or cause to be hired any employee of the Company, the Company’s Subsidiaries or their respective affiliates, or any person who was employed by the Company, the Company’s Subsidiaries or their respective affiliates, within 180 days of such hiring; provided, however, that the Company agrees that this Section 4(e) shall not apply solely to Executive’s hiring of his current administrative assistant.

5. Right to Withhold or Cancel Payments; No Mitigation.

(a) If, after written notice and provided (to the extent the breach is curable) such breach is not cured within seven (7) days of the receipt of the written notice, Executive breaches or has breached any of the Restrictive Covenants, (i) the Company shall immediately be relieved of any further obligation to make any additional payments to Executive pursuant to Section 3, and (ii) the Company, any of the Company Subsidiaries or their respective affiliates may seek injunctive relief and/or damages for such breach. Executive acknowledges that a breach of the Restrictive Covenants would cause irreparable injury, money damages would not provide an adequate remedy for the Company, and the Company shall be entitled to injunctive relief or other equitable relief without posting any bond; provided, however, that the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of the Restrictive Covenants has occurred. The Company’s remedies under this Section 5(a), or as provided by law, shall be cumulative and not exclusive of one another.

(b) No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or from any other source. Executive shall have no duty to mitigate his damages by seeking other employment.

6. Announcements.

To the extent consistent with its reporting obligations under applicable laws and regulations, the Company will use reasonable efforts to consult with Executive regarding the wording of all written internal and external announcements regarding Executive’s resignation from the Company. The Company further agrees that oral communications made to the Company’s employees by a Company spokesperson acting in his official capacity and on behalf of the Company shall conform in material respects with any previously agreed upon internal or external announcement regarding Executive’s resignation from the Company.

7. Binding Effect; Revocation; Modification.

(a) The Company and Executive hereby understand and agree that:

(i) this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions relating to Executive’s resignation;

(ii) this Agreement supersedes all prior agreements and understandings, whether oral or written, between or among Executive and the Releasees relating to Executive’s employment, Resignation Date, or severance, including but not limited to the Employment Agreement; and

(iii) no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein.

(b) Executive represents that Executive has been advised to consult with counsel, has had the opportunity and time to consult with legal counsel and other personal or financial advisors of his own choosing concerning the provisions of this Agreement and the Release and that Executive has been given twenty-one (21) days within which to execute this Agreement and the Release and seven (7) days following that execution to revoke the Release. To be effective, any such revocation must be in writing and actually delivered in accordance with Section 9(g) no later than the close of business on the 7th day following Executive’s execution of this Agreement and the Release. If Executive revokes the Release, then this Agreement and the Release shall be null and void. No obligation upon the Company set forth herein shall be effective, and no payment or other benefit shall be required to be made or provided to Executive hereunder, any earlier than the 8th day following Executive’s execution of the Release. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by both parties.

8. Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

9. Miscellaneous.

(a) Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred to any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) without prior notice to, or consent of, Executive. The Company will require in a writing delivered to Executive that any such purchaser, successor or assignee (and any parent entity of any such purchaser, successor or assignee) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive.

(b) Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

(c) Entire Agreement. This Agreement contains the entire understanding and agreement between the Company and Executive concerning the subject matter hereof.

(d) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Executive shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either the Company or the Executive of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized director or officer of the Company, as the case may be.

(e) Survivorship. The respective rights and obligations of the Company and the Executive shall survive to the extent necessary to the intended preservation of such rights and obligations.

(f) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(g) Notices. Any notice given to the Company or the Executive shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	CRM Holdings, Ltd. Attention: Louis Viglotti, Esq. FB Perry Building 40 Church Street P.O. Box HM 2062 Hamilton HM HX Bermuda Facsimile No.: 441-295-6689 e-mail: lviglotti@logic.bm

With a copy to:	Louis Viglotti, Esq.

General Counsel
Compensation Risk Managers, LLC
2515 South Road
Poughkeepsie, New York 12601
Facsimile No.: 845-473-6154
e-mail: lviglotti@trustcrm.com

If to Executive:	Mr. Daniel G. Hickey, Jr.

70 Pond Hills Court
Pleasant Valley, New York 12569
With a copy to:	Donald D. Brown, Jr., Esq.

Spiegel Brown Fichera & Coté LLP
272 Mill Street
Poughkeepsie, New York 12601
Facsimile No.: 845-452-4731
e-mail: sbfc@sbfclaw.com

(h) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10. Governing Law/Jurisdiction.

This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of New York without reference to principles of conflict of laws. The Company and Executive hereby consent to the exclusive jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York venued in and for the County of Dutchess. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

11. Drafting.

This Agreement represents the joint efforts of the parties involved and should not be construed as having been drafted by either party for purposes of resolving ambiguities in the language contained herein.

12. Counterparts.

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CRM HOLDINGS, LTD.

By: /s/ James J. Scardino
Name: James J. Scardino
Title: Chief Financial Officer

/s/ Daniel G. Hickey, Jr.
Daniel G. Hickey, Jr.

EXHIBIT A

RELEASE

As a material inducement to CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, the “Company”), to enter into the annexed Separation Agreement with Daniel G. Hickey, Jr. (the “Executive”) executed of even date herewith (the “Agreement”), and for and in consideration of the payments and other benefits provided therein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its subsidiaries and affiliates, and their respective directors, officers, executives, agents, stockholders, members, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them and the successors, assigns, heirs and personal representatives of any of the foregoing (collectively, the “Releasees”), from any and all charges, complaints, claims, demands, liabilities, obligations, promises, agreements, actions, causes of action, at law, in equity, or otherwise, costs, damages, expenses (including attorneys’ fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, contingent or otherwise, known or unknown, which Executive has or claims to have arising out of facts or circumstances which have occurred or existed prior to, or which are occurring and do exist as of, the date of Executive’s execution of the Agreement against each or any of the Releasees. This release (“Release”) pertains to but is in no way limited to all matters relating to or arising out of Executive’s employment and the cessation of his employment with the Company and all claims for severance benefits or other payments which are not express obligations of the Company under the Agreement. This Release further pertains to, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, the New York State Human Rights Law, and all other federal, state, local or municipal fair employment and discrimination laws, and all claims under common law, whether based in tort or contract, law or equity.

Notwithstanding anything herein to the contrary, this Release does not apply to: (i) claims that arise after the execution of this Release; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangements maintained by the Company or under COBRA; (iii) worker’s compensation claims and any other claims that cannot be waived by law; or (iv) Executive’s rights to enforce the Agreement.

IN WITNESS WHEREOF, I have executed this Release this       13       day of March, 2009.

/s/ Daniel G. Hickey, Jr.
Daniel G. Hickey, Jr., an individual